Exhibit 10.1

645 SUMMER STREET

Boston, MA

First Amendment to Lease

Akouos, Inc.

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made as of January 29, 2021 (the “Effective Date”) by and between OPG mp parcel owner (de) llc, a Delaware limited liability company, as successor in interest to Boston Harbor Industrial Development LLC (“Landlord”), and AKOUOS, INC., a Delaware corporation (“Tenant”).

Background

A.Pursuant to the provisions of that certain Lease dated as of December 28, 2018 (the “Lease”), Landlord leases to Tenant and Tenant leases from Landlord, that certain premises containing 37,500 rentable square feet, consisting of the entire southern half of the 2nd floor of the building located at 645 Summer Street Boston, MA 02210 (the “Building”), as set forth in the Lease (the “Existing Premises”).  Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Lease.

B.Under the Lease, the Term for the Existing Premises is currently scheduled to expire on February 19, 2028.

C.Landlord has agreed to lease to Tenant and Tenant has agreed to lease from Landlord approximately 37,500 rentable square feet, consisting of the entire southern half of the 1st floor of the Building, as shown on Exhibit A-1 attached hereto (the “Expansion Premises”), pursuant to the terms and provisions of this First Amendment.

D.Landlord and Tenant desire to enter into this First Amendment to provide for the Tenant’s lease of the Expansion Premises, to extend the Term of the Existing Premises, and to amend the Lease in certain other respects, all in accordance with the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to modify and amend the Lease as follows:

1.Addition of Expansion Premises To Existing Premises.  Effective as of the later of (a) the Expansion Premises Delivery Date (as defined below) and (b) April 1, 2021 (such later date, the “Expansion Premises Commencement Date”), the Expansion Premises shall be added to the Premises under the Lease.  The “Expansion Premises Rent Commencement Date” shall be the earlier of (a) the date that Tenant commences business operations in the Expansion Premises pursuant to a Certificate of Occupancy permitting Tenant’s use of the Expansion Premises for the

Permitted Uses (it being understood that the mere preparation of the Expansion Premises for its occupancy, moving into the Expansion Premises and the installation of furniture and equipment in the Expansion Premises shall not be deemed to be the conduct of Tenant’s business operations) or (b) the date that is nine (9) months after the Expansion Premises Commencement Date.

Except as otherwise provided herein or except to the extent inconsistent herewith, all terms and provisions of the Lease shall be applicable to Tenant’s leasing of the Premises, including both the Existing Premises and the Expansion Premises.  Notwithstanding anything to the contrary in the Lease, Tenant shall be permitted to use up to 2,000 rentable square feet in the Expansion Premises for vivarium use, subject to all other terms and provisions of the Lease pertaining to vivarium use.

2.Term for Expansion Premises and Extension of Term for Existing Premises.  The Term of the Lease with respect to the Expansion Premises (the “Expansion Premises Term”) shall mean the period commencing on the Expansion Premises Commencement Date and ending on the last day of the one hundred twentieth (120th) full calendar month following the Expansion Premises Rent Commencement Date (the “New Expiration Date”).

Notwithstanding anything to the contrary in the Lease, the Term of the Lease with respect to the Existing Premises (the “Existing Premises Term”) shall be extended to be coterminous with the Expansion Premises Term.  Accordingly, the Term of the Lease with respect to the Existing Premises is hereby extended beyond the scheduled expiration date of February 19, 2028, for the period commencing on February 20, 2028 and ending on the New Expiration Date (the “Extended Existing Premises Term”).  For the avoidance of doubt, such extension shall not be deemed an exercise of Tenant’s renewal option set forth in Section 3.3 of the Lease, and Tenant shall continue to have such option to renew the term for the entire Premises.  All terms and provisions of the Lease shall apply to Tenant’s leasing of the Premises, including both the Existing Premises and the Expansion Premises, for and during the Extended Existing Premises Term, except to the extent expressly provided herein. For the avoidance of doubt, from and after the Expansion Premises Commencement Date, the Existing Premises and Expansion Premises shall be one combined Premises with one term under one Lease, and the Lease cannot be extended or terminated with respect to less than all of the Premises.

3.Condition and Delivery of Expansion Premises.  Landlord shall perform the Landlord Expansion Premises Work, as defined in, and in accordance with, Exhibit B attached hereto.  Subject to the Landlord Expansion Premises Work, Section 9 (Expansion Premises Allowance) below, and the provisions of this Section 3, the Expansion Premises shall be delivered to Tenant “as-is”, “where is”, broom-clean condition, free and clear of all occupants and personal property and in all respects in the condition in which the Expansion Premises are in as of the Effective Date, without any other obligations on the part of Landlord to prepare or construct the Expansion Premises for Tenant's occupancy, or to construct any additional work or improvements therein or in the Building, and without any representation or warranty (express or implied) on the part of Landlord as to the condition of the Expansion Premises.  The date on which the Landlord Expansion Premises Work is Substantially Complete (as defined in Exhibit B) and the Expansion Premises is otherwise in the condition described in this Section 3 shall be deemed the “Expansion Premises Delivery Date”, which date is estimated to occur on April 1, 2021 (the “Estimated Expansion Premises Commencement Date”).

As of the Expansion Premises Commencement Date, (i) all base Building systems serving the Premises, including, but not limited to, HVAC, electrical, life safety and plumbing systems will be in good working and condition, and (ii) the Expansion Premises will be in compliance with all applicable laws, codes, and regulations, including, without limitation, the Americans with Disabilities Act.  Landlord shall warranty the Landlord Expansion Premises Work for a period of one (1) year following the Expansion Premises Commencement Date, and shall repair any defects thereto, including latent defects, of which Tenant notifies Landlord within such one (1) year period, at Landlord’s sole cost and expense (which for the avoidance of doubt, shall not be included in Operating Costs or Building Operating Expenses). With respect to items of the Landlord Expansion Premises Work covered by any contractor warranty as to which Tenant has given adequate and timely notice to Landlord, Landlord shall cause such contractor to repair any such defects pursuant to such warranty.

In the event the Expansion Premises Delivery Date fails to occur within ninety (90) days after the Estimated Expansion Premises Commencement Date (the “Delivery Delay Penalty Date”) (as the same may be extended on account of delays caused by Tenant or Acts of God (as provided in Section 11.5 of the Lease)), then Tenant shall receive credit equal to one day’s Fixed Rent (based on the Fixed Rent scheduled to be due and payable for the Expansion Premises for Month 22 following the Rent Commencement Date) for each day from and after the Delivery Delay Penalty Date until the earlier of (i) the Expansion Premises Commencement Date, or (ii) the Second Delivery Delay Penalty Date (as defined below), such credit to be applied, at Tenant’s election by written notice delivered within thirty (30) days after the Delivery Delay Penalty Date, to the first monthly installment of Fixed Rent for the Expansion Premises due hereunder (i.e., on the Expansion Premises Rent Commencement Date and after giving effect to the application of any free rent period and the application of any amounts prepaid by Tenant) or to the first monthly installment of Fixed Rent due for the Existing Premises after the date that is thirty (30) days following the Delivery Delay Penalty Date, and in all cases if the credit is not exhausted on one month, the balance shall be carried forward to the immediately succeeding months until utilized in full.  In the event the Expansion Premises Delivery Date fails to occur within twelve (12) months after the Estimated Expansion Premises Commencement Date (the “Second Delivery Delay Penalty Date”) (as the same may be extended on account of delays caused by Tenant or Acts of God, then Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord at any time following the Second Delivery Delay Penalty Date until the Expansion Premises Commencement Date occurs.  To the extent practicable, Landlord shall use diligent efforts to mitigate any delays caused by Acts of God.

4.Intentionally Omitted.

5.Rent for the Expansion Premises.
(a)Fixed Rent.  Commencing on the Expansion Premises Rent Commencement Date, in addition to all other amounts due and payable by Tenant under the Lease, Tenant shall pay to Landlord monthly installments of Fixed Rent for the Expansion Premises at the following rates.

Period		Based on Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent**	Monthly Installment of Rent
From	through
Month 1*	Month 3	10,000	$74.00	$740,000.00	$61,666.67
Month 4	Month 12	10,000	$76.22	$762,200.00	$63,516.67
Month 13	Month 15	30,000	$76.22	$2,286,600.00	$190,550.00
Month 16	Month 21	30,000	$78.51	$2,355,198.00	$196,266.50
Month 22	Month 27	37,500	$78.51	$2,943,997.50	$245,333.13
Month 28	Month 39	37,500	$80.86	$3,032,317.43	$252,693.12
Month 40	Month 51	37,500	$83.29	$3,123,286.95	$260,273.91
Month 52	Month 63	37,500	$85.79	$3,216,985.56	$268,082.13
Month 64	Month 75	37,500	$88.36	$3,313,495.12	$276,124.59
Month 76	Month 87	37,500	$91.01	$3,412,899.98	$284,408.33
Month 88	Month 99	37,500	$93.74	$3,515,286.98	$292,940.58
Month 100	Month 111	37,500	$96.55	$3,620.745.59	$301,728.80
Month 112	Month 120	37,500	$99.45	$3,729,367.95	$310,780.66

* Month 1 shall begin on the Expansion Premises Rent Commencement Date (provided that if the Expansion Premises Rent Commencement Date does not occur on the first day of a calendar month, then Month 1 shall mean the partial month in which the Expansion Premises Rent Commencement Date occurs plus the following full calendar month).  For the avoidance of doubt, there is no Fixed Rent due for the Expansion Premises from the period beginning on the Expansion Premises Commencement Date and ending on the Expansion Premises Rent Commencement Date; provided, however, Tenant shall be responsible for all utility charges for the Expansion Premises from and after the Expansion Premises Commencement Date.

** Expressed on an annualized basis even though the applicable period may be longer or shorter than twelve months.

For the avoidance of doubt, it is acknowledged that for Months 1 – 12, the Fixed Rent is determined based on 10,000 rentable square feet, and for Months 13 – 21, the Fixed Rent is determined based on 30,000 rentable square feet, even though the Expansion Premises at all times consists of 37,500 rentable square feet.

(b)Additional Rent for Operating Costs, Real Estate Taxes, Insurance and Building Operating Expenses for Expansion Premises.  Tenant shall pay Operating Costs, Real Estate Taxes, Insurance and Building Operating Expenses with respect to the Expansion Premises during the Expansion Premises Term (but only from and after the Expansion Premises Rent Commencement Date) in the manner set forth in the Existing Lease, except that such amounts of Additional Rent shall be payable, starting on the Expansions Premises Rent Commencement Date, only with respect to 10,000 rentable square feet of the Expansion Premises for the period from Month 1 through Month 12, inclusive.  From and after Month 13 through the New Expiration Date, inclusive, such amounts of Additional Rent for the Expansion Premises shall be payable with respect to the entire rentable square footage of the Expansion Premises.

In addition, in lieu of separate calculations and payments for Tenant’s applicable share of Operating Costs (which relate to the shared operating expenses applicable to the entire Industrial Park; hereinafter, the “Industrial Park Operating Expenses”), Insurance and Building Operating Expenses under the Original Lease, effective as of the Effective Date, the Insurance and the Building’s fair and commercially reasonable allocation of the Industrial Park Operating Expenses shall be included in Building Operating Expenses (collectively, the “Consolidated Operating Expenses”), and Tenant shall pay Tenant’s Percentage, based on a ratio of the RSF of the applicable portion of the Expansion Premises to the RSF of the Building) of the Consolidated Operating Expenses; provided that in no event shall there be an increase in the amount payable by Tenant to Landlord as compared to the amount of Operating Costs, Insurance and Building Operating Expenses payable by Tenant prior to Landlord’s implementation of Consolidated Operating Expenses, solely by reason of the use of the Consolidated Operating Expenses calculation approach.

In furtherance of the foregoing, Tenant’s Percentage for the Expansion Premises shall be as follows (as may be adjusted from time to time to reflect changes to the Expansion Premises or the Building):

(i)	Tenant’s Percentage of Real Estate Taxes for Building.

Period

Tenant’s Percentage (based on a ratio of the RSF of the applicable portion of the Expansion Premises to the RSF of the Building, except for the first 12 months, the calculation being determined as if the Expansion Premises were 10,000 rentable square feet)

From	through
Month 1*	Month 12	6.67%
Month 13	Month 120	25%

* Month 1 shall begin on the Expansion Premises Rent Commencement Date (provided that if the Expansion Premises Rent Commencement Date does not occur on the first day of a calendar month, then Month 1 shall mean the partial month in which the Expansion Premises Rent Commencement Date occurs plus the following full calendar month).

(ii)	Tenant’s Percentage of the Consolidated Operating Expenses.

Period

Tenant’s Percentage (based on a ratio of the RSF of the applicable portion of the Expansion Premises to the RSF of the Building, except for the first 12 months, the calculation being determined as if the Expansion Premises were 10,000 rentable square feet)

From	through
Month 1*	Month 12	6.67%
Month 13	Month 120	25%

* Month 1 shall begin on the Expansion Premises Rent Commencement Date (provided that if the

Expansion Premises Rent Commencement Date does not occur on the first day of a calendar month, then Month 1 shall mean the partial month in which the Expansion Premises Rent Commencement Date occurs plus the following full calendar month).

6.Rent for the Existing Premises.  Tenant shall continue to be obligated to pay Fixed Rent for the Existing Premises in accordance with the terms and provisions of the existing Lease through the expiration of the Existing Premises Term.  For and during the Extended Existing Premises Term (i.e., the period commencing on February 20, 2028 and ending on the New Expiration Date, unless earlier terminated in accordance with the terms of the Lease), in addition to all other amounts due and payable by Tenant under the Lease, Tenant shall pay to Landlord monthly installments of Fixed Rent for the Existing Premises in the per annum amount equal to 37,500 rentable square feet of the Existing Premises (or such lesser rentable square footage as may be applicable following a casualty, condemnation, or otherwise) multiplied by the then annual Fixed Rent rate in effect for the Expansion Premises for such period (including any increases in such rate as provided in Section 5(a) above).

In addition,  Tenant shall continue to be obligated to pay all Additional Rent (including without limitation, Tenant’s Percentage of Operating Costs, Real Estate Taxes, Insurance and Building Operating Expenses with respect to the Existing Premises, and utilities for the Existing Premises) for and during the Existing Premises Term and the Extended Existing Premises Term, in accordance with the terms and provisions of the Lease, except that, effective as of the Effective Date, the Building Operating Expenses shall include the Insurance and the Building’s allocation of the Industrial Park Operating Expenses as provided above, and Tenant shall pay Tenant’s Percentage, with respect to the Existing Premises, of the Consolidated Operating Expenses in lieu of separate payments for Tenant’s applicable share of Industrial Park Operating Expenses, Insurance and Building Operating Expenses under the  Lease.

7.Tenant’s Audit Right.  The last four sentences of the first paragraph of Section 5.2.4 of the Lease are hereby deleted in their entirety and the following is added to the end of such paragraph:

“Landlord shall use reasonable efforts to deliver to Tenant Landlord’s annual reconciliation statement of all Real Estate Taxes and Consolidated Operating Expenses for the preceding calendar year (collectively, “Expenses”) within one hundred twenty (120) days after the end of each year (but in no event later than three hundred sixty-five (365) days after the end of each year), which statement shall include reasonable supporting explanation and documentation.  Within ninety (90) days after receipt of Landlord’s annual reconciliation statement (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant (including, without limitation, Tenant’s Auditors (as defined below)) intends to review Landlord’s records of the Expenses for the year to which the statement applies (the “Request for Information”).  Within a reasonable time after Landlord’s receipt of a timely Request for Information and executed Audit Confidentiality Agreement (referenced below), Landlord, as determined by Landlord, shall forward to Tenant (and Tenant’s Auditors), or make available for inspection on site at such location deemed reasonably appropriate by Landlord (which shall be within the Boston area), such records (or copies thereof) for the applicable year that are reasonably necessary for Tenant (including, Tenant’s Auditors) to conduct its audit of the information set forth in the annual reconciliation statement.  Within ninety (90) days after all applicable records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year which relates to the records that have been made available to Tenant.  If Tenant provides Landlord with a timely Objection Notice and the parties agree that Expenses for the calendar year are less than reported, then Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant or refund such amount within thirty (30) days if the Term has then ended.  If the parties agree that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days.  In the event of a good faith disagreement with respect to whether Expenses for a calendar year are less than or more than that reported, Landlord and Tenant shall appoint a mutually acceptable independent auditor (the “Independent Auditor”) to resolve such disagreement, and the findings of the Independent Auditor shall be binding and conclusive on the parties and the fees of such independent auditor shall be shared equally by Landlord and Tenant.  If Landlord and Tenant cannot mutually agree as to the identity of the Independent Auditor, then the Independent Auditor shall be one of the "Big 4" accounting firms selected by Tenant which is not paid on a contingency basis.   If Tenant retains an agent to review Landlord’s records, the agent must be with a certified public accounting firm licensed to do business in the state or commonwealth where the Building is located.  Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, provided that if any such audit reveals an overstatement of Expenses in excess of five percent (5%), then Landlord shall reimburse Tenant on demand for all of the costs of such audit, and in addition, notwithstanding the above, Landlord shall be responsible for all costs of the Independent Auditor.  Tenant shall not directly or indirectly engage such agent or any other party in connection with such review whose compensation or fees are charged in whole or in part on a contingency basis.  The records and related information obtained by Tenant shall be treated as confidential (except as required by law or to the extent required to be disclosed to enforce Tenant’s rights hereunder) by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”), and, prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenant’s Auditors to each execute a commercially reasonably confidentiality agreement in a form reasonably provided by Landlord (“Audit Confidentiality Agreement”) in accordance with the foregoing.  In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.”

8.Amendments to Lease.  Effective as of the Effective Date (except as otherwise expressly provided), the Lease is hereby amended as follows:
(a)Plan of Premises.  Exhibit A-1 attached to this First Amendment is hereby added to the Lease as Exhibit A-2.
(b)Defined Terms.   The definitions in Section 1.1 of the Lease are hereby amended and supplemented to read as follows:
(i)	The provisions of Section 1.1 setting forth the name and notice addresses for Landlord are hereby modified to reflect the current Landlord and its current address for notices as follows:

“Landlord:	OPG MP Parcel Owner (DE) LLC, a Delaware limited liability company

Notice Address

For Landlord:OPG MP Parcel Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, MA 02110

Attention:  Leasing

OPG MP Parcel Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, Massachusetts 02110

Attention:  Legal”

(ii)	The definition of “Premises” is hereby amended to read in its entirety as follows:

“Premises:

From the Lease Date through the day immediately preceding the Expansion Premises Commencement Date (as defined in the First Amendment to this Lease (the “First Amendment”), the ‘Premises’ shall consist of that portion of the Building containing 37,500 rentable square feet, consisting of the entire southern half of the second (2nd) floor of the Building, as shown on Exhibit A to this Lease prior to the Effective Date of the First Amendment (as defined therein) (the ‘Existing Premises’).

From the Expansion Premises Commencement Date through the New Expiration Date (as defined in the First Amendment), the ‘Premises’ shall consist of (a) the Existing Premises and (b) that portion of the Building containing 37,500 rentable square feet, consisting of the entire southern half of the first (1st) floor of the Building, as shown on Exhibit A-1 to the First Amendment (the ‘Expansion Premises’).”

(iii)	The definitions of “Term” is hereby amended to read in its entirety as follows:

“Term:

(A) With respect to the Existing Premises, the period commencing on the Commencement Date and expiring on the New Expiration Date, and (B) with respect to the Expansion Premises, the period commencing on the Expansion Premises Commencement Date and expiring on the New Expiration Date.”

(iv)	The definitions of “Annual Fixed Rent”, “Monthly Fixed Rent”, “Tenant’s Percentage”, “Tenant’s Percentage of Real Estate Taxes for Building”,

“Tenant’s Percentage of Insurance for Building”, and “Tenant’s Percentage of Building Operating Expenses” are hereby deemed to be amended to refer to the Fixed Rent and other economic terms applicable to the Existing Premises and the Expansion Premises as set forth in Sections 5(a), 5(b) and 5(c) above.
(c)Appurtenant Rights.  Effective as of the Expansion Premises Commencement Date, the first paragraph of Section 2.2 (Appurtenant Rights) of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant shall have, as appurtenant to the Premises, rights to use, and permit its invitees to use, in common with Landlord and other tenants and occupants of the Property, subject to reasonable rules and regulations from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, toilets and corridors of the Building and the pipes, ducts, conduits, wires and appurtenant fixtures serving the Premises as more particularly described in the Work Letter attached as Exhibit B hereto and Exhibit B to the First Amendment, (b) common walkways and driveways necessary for access to the Building, and (c) to the extent the Landlord, in its discretion, provides the following for the non-exclusive use of the tenants and occupants of the Property from time to time, the onsite cafe, Building showers and lockers, Building common mother's room, secured, covered bicycle storage, rooftop shuffleboard courts as in existence as of the date hereof, all of which, to the extent the same are provided for the non-exclusive use of the tenants and occupants of the Property from time to time, are hereinafter known as the “Common Areas.

During the Term, Tenant shall lease from Landlord, and Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the parking lots serving the Building (the “Parking Facilities”) to lease to Tenant, sixty-four (64) unreserved parking spaces in the locations designated by Landlord within the Parking Facilities (the “Spaces”) for the use of Tenant and its employees, agents and invitees.  Tenant shall not have the right to lease or otherwise use more than the number of unreserved Spaces set forth above.  The Spaces shall be leased at the then-current rate for unreserved spaces in the Parking Facilities, as such rate may be adjusted from time to time, reflecting the then-current rate charged to monthly parkers parking in the Parking Facilities (the “Parking Fee”), which shall be no more than the prevailing parking rate for comparable parking facilities in Boston’s Seaport District.  As of the Effective Date, the current Parking Fee is $200.00 per unreserved Space, per month.  Prior to any increase to the Parking Fee, Landlord shall provide Tenant with at least thirty (30) days prior written notice of such increase.  No deductions or allowances shall be made for days when Tenant or any of its employees, agents or invitees do not utilize the Parking Facilities or for Tenant utilizing less than all of the Spaces then leased by Tenant.  In addition to the lease of the Spaces, Tenant shall also have the right to lease additional unreserved parking spaces in the Parking Facilities on a month-to-month basis (“Month-to-Month Spaces”) for the use of Tenant and its employees, agents and invitees, subject to such Month-to-Month Spaces being available for lease as determined by Landlord in Landlord’s sole discretion.  Each Month-to-Month Space shall be leased at the Parking Fee, per month.  If requested by Landlord, Tenant shall execute and deliver to Landlord a commercially reasonable parking agreement for any such Month-to-Month Spaces.  As used herein, the “Tenant Parking” shall collectively refer to (i) the Spaces and (ii) any Month-to-Month Space(s) during any time that Tenant is leasing any Month-to-Month Space(s).  Landlord reserves the right upon thirty (30) days prior written notice to Tenant to relocate any of the Month-to-Month Space(s) to other parking areas or facilities in the Industrial Park within reasonable proximity of the Building.

Tenant shall have exclusive use of the loading dock shown on page 2 of Exhibit A-1 to the First Amendment (the “Tenant’s Exclusive Loading Dock”).  Tenant’s Exclusive Loading Dock shall be deemed a part of the Premises for all purposes herein.  Landlord shall be responsible for performing all maintenance, repair and replacements for Tenant’s Exclusive Loading Dock and Tenant’s Exclusive Freight Elevator (as defined below).  All costs of such maintenance and repair to Tenant’s Exclusive Loading Dock and Tenant’s Exclusive Freight Elevator that are not capital in nature shall be included within Building Operating Expenses subject to Section 5.2.4 of the Lease, provided that Tenant’s Percentage of such costs shall be 100%.  Capital repairs and replacements to the Tenant’s Exclusive Loading Dock and Tenant’s Exclusive Freight Elevator shall be made by Landlord at its sole cost and expense without reimbursement by Tenant, except for capital repairs or replacements required by any applicable laws not in existence as of the Expansion Premises Commencement Date (as defined in the First Amendment), which shall be included in the Building Operating Expenses pursuant to Section 5.2.4, provided that Tenant shall be 100% responsible for each annual portion as so amortized).  Landlord currently does not charge a fee for use of Tenant’s Exclusive Loading Dock or Tenant’s Exclusive Freight Elevator; however, if Landlord determines that Tenant is using such facilities in a manner that poses a security concern for the Building and/or the tenants and occupants thereof or in a manner that is not in compliance with Landlord’s reasonable rules, regulations and protocols, then Landlord reserves the right to employ security detail for any such use by Tenant, and in such event Landlord shall give Tenant written notice thereof and Tenant shall pay the actual reasonable cost charged by such security vendor within thirty (30) days of an invoice from time to time.  Tenant shall have exclusive use of the freight elevator shown on page 2 of Exhibit A-1 to the First Amendment (the “Tenant’s Exclusive Freight Elevator”), 24 hours per day, 7 days per week, 365 days per year.  Tenant shall have access to and use of the Premises, the Common Areas, and Tenant’s Exclusive Loading Dock 24 hours per day, 7 days per week, 365 days per year.  The normal business hours for the Building are 8:00am to 6:00pm Monday through Friday, except for holidays.  Landlord represents that, as of the Effective Date of the First Amendment, Verizon telecommunications and cabling services are available at the Building.”

(d)Intentionally Omitted.
(e)Control Areas; Solvent Storage.  Section 2.2 (Appurtenant Rights) of the Lease is hereby amended by deleting the last two (2) sentences thereof and replacing them with the following:

“Notwithstanding anything to the contrary contained in this Lease, (a) during the Existing Premises Term and Extended Existing Premises Term, Tenant shall be entitled to the allocation of 50.00% (37,500 divided by 75,000) of the maximum allowable chemical quantities (both in use and in storage) permitted by MAQ Codes (defined below) for the second (2nd) floor of the Building, which maximum allowable chemical quantities for the entire second (2nd) floor is 240 liquid gallons, subject to Tenant maintaining all licenses, permits and approvals required therefor, and (b) during the Expansion Premises Term, Tenant shall be entitled to the allocation of 50.00% (37,500 divided by 75,000) of the maximum allowable chemical quantities (both in use and in storage) permitted by MAQ Codes for the first (1st) floor of the Building, which maximum allowable chemical quantities for the entire first (1st) floor is 240 liquid gallons, subject to Tenant maintaining all licenses, permits and approvals required therefor.  As used herein, “MAQ Codes” shall mean 780 CMR – Massachusetts State Building Code 9th Edition, 527 CMR – Massachusetts Comprehensive Fire Safety Code, and NEPA 45 – Standard on Fire Protection for Laboratories Using Chemicals, 2011 Edition.”

Landlord and Tenant acknowledge and agree that Tenant’s right to tie the Premises into the base building pH neutralization system (the “pH Neutralization System”) shall include the Expansion Premises, and the actual monitoring, repair and maintenance costs of the pH Neutralization System shall be passed through to Tenant on a pro-rata basis, based upon the proportion that the rentable square footage of the Premises (including the Existing Premises, and from and after the Expansion Premises Rent Commencement Date, the Expansion Premises) bears to the total rentable square footage of all tenant-occupied space tied into the pH Neutralization System.

(f)Electrical Capacity.  Section 5.2.5 (Utilities) of the Lease is hereby amended by adding the following at the end thereof:

“Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building’s standard capacity, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord represents and warrants to Tenant that the Building’s standard capacity is 4000 amp, 480/277 volt electrical service and can accommodate lab tenants with an approximate 50-50 split between office and laboratory use within each tenant premises located on the first floor of the Building.  The electrical load for lighting, receptacle and ventilation allocated in each tenant premises is 6 va per square foot for office space, and 12 va per square foot for laboratory space.”

(g)Assignment and Subletting.  Section 6.2.1 (Assignment and Subletting) of the Lease is hereby amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary, Landlord may, within ten (10) business days after submission of Tenant’s written request for Landlord’s consent to any assignment of this Lease or any sublease for more than fifty percent (50%) of the Premises for the remainder of the Term, elect to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed transfer is to be effective by written notice to Tenant.  If Landlord exercises such right of recapture, then Tenant may within ten (10) business days after receipt of Landlord’s notice elect to withdraw its request for assignment or sublet, and in such event the Lease shall continue in full force and effect.  If Tenant does not timely elect to withdraw its request, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination.  If Landlord elects to recapture any space, Landlord, at its sole cost and expense, shall construct or cause to be constructed a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant. For the avoidance of doubt, Landlord’s recapture and profit sharing rights shall not apply with respect to Permitted Transfers or any other transaction not requiring Landlord’s consent.”

In addition, the second paragraph of Section 6.2.1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary contained in this Lease, subject to the approval by Massport and provided that no event of Tenant default hereunder then exists beyond any applicable grace or cure period, Tenant may, without Landlord’s prior written consent, but upon prior notice to Landlord (or with notice to be provided as soon as possible thereafter if Tenant is prevented from disclosing as a result of applicable securities laws or regulations restricting disclosure or confidential agreements preventing any earlier notification), sublet all or any portion of the Premises or assign this Lease to: (a) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; (b) a successor entity to Tenant resulting from merger, consolidation or non-bankruptcy reorganization; or (c) a purchaser of all or substantially all of Tenant’s assets or stock (each a “Permitted Transfer”); provided that, in order for any transfer described in the foregoing clause (b) or clause (c) to qualify as a Permitted Transfer, (i) the successor to Tenant must have a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the tangible net worth of Tenant immediately prior to such transfer, and (ii) if requested by Landlord, proof satisfactory to Landlord of such tangible net worth shall have been delivered to Landlord.  Landlord shall not be entitled to any assignment/sublease profits or rights of recapture in connection with a Permitted Transfer or any other transaction not requiring Landlord’s consent.”

(h)Intentionally omitted.
(i)Existing Options.
(i)	Option to Renew. Notwithstanding anything to the contrary, Tenant shall continue to have the option to extend the Term of the Lease (as amended hereby) for one additional period of five (5) years (the “Renewal Term”) pursuant to Section 3.3 (captioned “Option to Renew”) of the Lease (the “Renewal Option”), except that any valid exercise of the Renewal Option shall extend the Term of the Lease for five (5) years beyond the New Expiration Date for the Renewal Term with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises).
(ii)	Right of First Offer. Notwithstanding anything to the contrary, Tenant shall continue to have a one-time right of first offer pursuant to Section 2.3

(captioned “Right of First Offer”) of the Lease. For the avoidance of doubt, this First Amendment shall not be deemed an exercise or waiver of Tenant’s right of first offer.
9.Expansion Premises Allowance.  Landlord shall provide Tenant with the “Expansion Premises Allowance” in accordance with the provisions of Exhibit B attached hereto.
10.Expansion Premises Letter of Credit.  In connection with the leasing of the Expansion Premises hereunder, Tenant shall deliver to Landlord, on or before the Expansion Premises Commencement Date, an additional security deposit in the amount of $1,156,250.00, in the form of a letter of credit complying with the requirements of Exhibit C attached hereto (the “Expansion Premises Letter of Credit”).  The Expansion Premises Letter of Credit shall be held by Landlord, for and during the Term, to secure the obligations of Tenant under the Lease, as amended hereby.  Without limiting the generality of the foregoing, if there shall be a default beyond any applicable notice and cure periods, whether related to the Existing Premises or the Expansion Premises, Landlord may apply or retain the whole or any part of the letter of credit currently held by Landlord for the original Security Deposit or the Expansion Premises Letter of Credit or both.

Notwithstanding any provision herein to the contrary, so long as (A) Tenant shall not be, or have been, in monetary or material non-monetary default beyond applicable notice and cure periods under this Lease as of the applicable Reduction Date, (B) this Lease is still in full force and effect, and (C) Tenant provides Landlord with written notice requesting the same (requirements (A) through (C), collectively, the “Letter of Credit Reduction Conditions”), then Tenant shall be entitled to reduce the required amount of the Expansion Premises Letter of Credit to the amounts and at the times set forth below, and Tenant may thereafter deliver to Landlord a substitute or amended Expansion Premises Letter of Credit, conforming to the requirements hereof, in the sum of such reduced amount (Landlord agrees to reasonably cooperate with Tenant in connection with any amendment to the Expansion Premises Letter of Credit).  Upon Tenant complying with the Letter of Credit Reduction Conditions set forth above, the required amount of the Expansion Premises Letter of Credit shall be reduced in accordance with the following schedule:

Reduction Dates:	Expansion Letter of Credit Amount Reduced To:
First (1st) anniversary of the Expansion Premises Rent Commencement Date	$925,000.00
Fifth (5th) anniversary of the Expansion Premises Rent Commencement Date	$693,750.00

Upon and as a condition to each such reduction, Tenant shall deliver to Landlord a substitute or amended Expansion Premises Letter of Credit, conforming to the requirements hereof, in the sum of the reduced Expansion Letter of Credit amount. Whereupon, if a substitute Expansion Premises Letter of Credit is provided, Landlord shall surrender to Tenant the existing

Expansion Premises Letter of Credit being so replaced within ten (10) business days; provided, however, that in no event shall the amount of the Expansion Premises Letter of Credit hereunder ever be less than $693,750.00.  Upon Landlord’s receipt of a substitute Expansion Premises Letter of Credit in compliance with Exhibit C, Landlord agrees not to draw upon the Expansion Premises Letter of Credit being so replaced.  Notwithstanding anything to the contrary, Tenant acknowledges that upon the occurrence of any monetary or material non-monetary default beyond applicable notice and cure periods under the Lease (as amended hereby), Tenant shall not be entitled to any further reduction in the amount of the Letter of Credit, and Tenant’s Letter of Credit obligation shall not be reduced below its then current level.

11.Limited Effect.  Except as expressly amended by this First Amendment, the Lease and all of the provisions, conditions, covenants, terms, and agreements thereof, are hereby, in all respects, ratified, confirmed and approved, and shall remain  in full force and effect.   On and after the Effective Date, each reference in the Lease  to “this Lease,” “the Lease,” “hereunder,” “hereof,” or words of like import, and each reference to the Lease in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Lease, will mean and be a reference to the Lease as amended by this First Amendment.
12.Miscellaneous
(a)Brokerage.  Each of Landlord and Tenant represents and warrants to the other that it has dealt with no other brokers other than CBRE and Cushman & Wakefield (collectively, the “Brokers”) in connection with this First Amendment.  Tenant shall indemnify and hold Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees and agents harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this First Amendment other than the Brokers.  Landlord shall indemnify and hold Tenant and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees and agents harmless from all claims of any other brokers, agents or finders claiming to have represented Landlord in connection with this First Amendment other than the Brokers.    Landlord shall be responsible for the payment of any commissions owed to the Brokers in connection with this First Amendment pursuant to a separate written agreement.
(b)Ratification.  Except as expressly modified by this First Amendment, the Lease is hereby confirmed and shall remain in full force and effect.
(c)No Reservation.  Submission of this First Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this First Amendment shall not be effective until execution and delivery by each of the parties hereto.
(d)Conflict.  In the event a conflict arises between the terms of this First Amendment and the terms of the Lease, the terms of this First Amendment shall govern.
(e)Counterparts; Electronic Signatures.  This First Amendment may be executed in multiple counterparts, which when combined shall constitute one single First Amendment. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures
(f)Authority.  Tenant represents and warrants to Landlord that the person executing this First Amendment on behalf of Tenant has the power and authority to bind Tenant to this First Amendment.  Landlord represents and warrants to Tenant that the persons executing this First Amendment on behalf of Landlord have the power and authority to bind Landlord to this First Amendment.
(g)Notice of Lease.  Simultaneously with the execution of this First Amendment, Landlord and Tenant shall enter into a notice of lease in the form attached hereto as Exhibit D (the “Notice of Lease”).   Tenant, at Tenant’s cost and expense, shall be entitled to record the Notice of Lease, and Landlord agrees to cooperate with Tenant as necessary.  Tenant shall record all necessary documentation to release any such notice of lease of record within thirty (30) days following the expiration or earlier termination of the Lease or Tenant’s right to possession under the Lease.  If Tenant fails to have any such notice of lease released within such thirty-(30)-day period, Landlord shall be entitled to take all action as is reasonably necessary to cause such notice of lease to be released.  In such event, Tenant shall reimburse Landlord for any reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in causing the notice of lease to be released of record.

(h)Massport Consent.  Landlord represents and warrants to Tenant that Landlord has received the prior written consent of Massachusetts Port Authority to this First Amendment, a copy of which has been provided to Tenant.

(i)Mortgages.  As of the date of this First Amendment, Landlord represents and warrants to Tenant that there is no existing mortgage, trust deeds, or ground lease encumbering the Premises, the Building, the Property or the Industrial Park other than the ground lease with Massachusetts Port Authority and a mortgage with TD Bank, N.A.  Simultaneous with the full execution of this First Amendment, Landlord shall obtain and deliver to Tenant a fully executed non-disturbance agreement from TD Bank, N.A. in the form attached hereto as Exhibit E.  Notwithstanding anything to the contrary, if during the Term of this Lease, there is a future mortgage, trust deed, or ground lease encumbering all or any portion of the Premises, the Building, the Property or the Industrial Park Landlord agrees, as a condition to subordination of this Lease to such mortgage, trust, deed or ground lease, to cause the holder of such mortgage or trust deed, or ground lessor of such ground lease to enter into a commercially reasonable form of subordination, non-disturbance and attornment agreement with Tenant with respect to this Lease, the form of which shall be a commercially reasonable form provided by the mortgagee, trust deed holder or ground lessor (provided the same recognizes Tenant’s rights under this Lease, subject to such commercially reasonable terms and conditions as provided in such agreement), incorporating such commercially reasonable modifications requested by Tenant and reasonably approved by the holder of such mortgagee or trust deed or ground lessor.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the Effective Date set forth above.

LANDLORD:

OPG MP PARCEL OWNER (DE) LLC,

a Delaware limited liability company

By:_______/s/ Brian Barriero_____________

Name: Brian Barriero

Title: Vice President

By:___/s/ Kristen Binck__________________

Name: Kristen Binck

Title: Vice President

TENANT:

AKOUOS, INC.,

a Delaware corporation

By:____/s/ Emmanuel Simons______________

Name: Emmanuel Simons, PhD, MBA

Title: Chief Executive Officer

By:____/s/ Karoline Shair__________________

Name: Karoline K. Shair, PhD, JD

Title: Corporate Secretary and Chief Legal Officer

Exhibit B

Expansion Premises Work Letter

This Exhibit is attached to and made a part of the First Amendment to Lease (“First Amendment”) by and between OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and AKOUOS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 645 Summer Street, Boston, MA 02210.  Capitalized terms used but not defined herein shall have the meanings given in the First Amendment.

B.1General.  Any Tenant Expansion Premises Work (as hereinafter defined) shall be constructed by Tenant in accordance with, and subject to, the terms and conditions set forth in Section 6.2.4 of the Lease and this Exhibit B.  Except for Landlord’s Expansion Premises Work, Landlord shall not be responsible for any aspects of the design or construction of the Tenant Expansion Premises Work, the correction of any defects therein, or any delays in the completion thereof.  The “Tenant Expansion Premises Work” shall mean all alterations, repairs, additions, installations or improvements to be performed in or about the Expansion Premises that are required initially to put the Expansion Premises in condition suitable for Tenant’s use and occupancy.

B.2Landlord’s Work.  Landlord shall, at its sole cost and expense, perform the base building work for the Expansion Premises listed in the “Landlord” column on the Landlord / Tenant Responsibility Matrix attached hereto as Schedule B-1 (the “Landlord Expansion Premises Work”) in accordance with Landlord’s Construction Plans and otherwise in a good and workmanlike manner and in compliance with all applicable laws, codes, and regulations.  As of the Effective Date, the plans for Landlord’s Expansion Premises Work are described on Schedule B-3 (“Landlord’s Construction Plans”), a true, accurate and complete copy of which were provided to Tenant by Landlord via email on January 5, 2021.  Landlord shall not make any changes to the portions of Landlord’s Construction Plans pertaining to the air handler for the Expansion Premises or the size or location of the mechanical room within the Expansion Premises without Tenant’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.   Landlord shall use reasonable efforts to substantially complete the Landlord Expansion Premises Work on or before the Estimated Expansion Premises Commencement Date.  Notwithstanding the foregoing or anything to the contrary, Landlord shall not furnish and install the blinds until after all other Landlord Expansion Premises Work by Landlord and all Tenant Expansion Premises Work by Tenant, is complete, and such furnishing and installation of blinds shall not be conditions of the Expansion Premises Delivery Date or Substantial Completion of the Landlord Expansion Premises Work or the Commencement Date (provided that Landlord agrees to furnish and install the blinds  promptly upon the completion of the Tenant Expansion Premises Work (not to exceed thirty (30) days following the completion of the Tenant Expansion Premises Work)).

For purposes hereof, “Substantially Complete” and “Substantial Completion” shall mean that the Landlord Expansion Premises Work has been completed, other than minor punchlist-type items the completion of which will not unreasonably delay or interfere with Tenant’s performance of the Tenant Expansion Premises Work or (as applicable) Tenant’s occupancy and use of the Expansion Premises for the regular conduct of business, and other than the furnishing and installation of blinds, with Landlord’s receipt of any municipal approvals or sign-offs needed in order for Tenant to perform the Tenant Expansion Premises Work, if any (but, for the avoidance of doubt, excluding any permits that cannot be issued until the completion of the Tenant Expansion Premises Work, whereupon, Tenant shall obtain the certificate of occupancy (and Landlord agrees to cooperate with Tenant in obtaining same)).  For the avoidance of doubt, it shall be a condition to Substantial Completion that Landlord has properly completed all work necessary in order for Tenant, once Tenant completes the Tenant Expansion Premises Work, to obtain a certificate of occupancy.  Landlord and Tenant shall conduct a final walk-through of the Landlord’s Expansion Premises Work not earlier than ten (10) days prior to the expected date of Substantial Completion of the Landlord’s Expansion Premises Work, as specified by prior written notice from Landlord to Tenant (which notice shall be delivered at least ten (10) days prior to the expected walk-through), and shall each prepare a punch list.  Landlord and Tenant shall meet in good faith to create one unified list of punchlist-items.  Landlord shall use commercially reasonable efforts to complete all minor punchlist-type items within thirty (30) days after Substantial Completion of the Landlord Expansion Premises Work, and if any such minor punchlist-type item cannot reasonably be completed within such 30-day period, then as soon as is reasonably practicable thereafter (but not to exceed sixty (60) days after Substantial Completion of the Landlord Expansion Premises Work, except to the extent a longer period is reasonably needed due to seasonal conditions, Acts of God, or any delays caused by Tenant).

B.3Tenant’s Construction Documents.  Tenant shall prepare, at Tenant’s expense (subject to reimbursement from the Expansion Premises Allowance), and deliver to Landlord the final construction documents for the Tenant Expansion Premises Work (including any electronic, fiber, phone and data cabling and related equipment to be installed by or for the exclusive benefit of Tenant) in accordance with Section 6.2.4 of the Lease and the requirements listed on Schedule B-2 attached hereto (the “Construction Documents”).  Tenant shall retain a qualified architect who is experienced in the design of comparable lab and office tenant space in comparable buildings and licensed in the state or commonwealth in which the Building is located, to prepare the Construction Documents for the Tenant Expansion Premises Work.  Tenant shall also retain, or cause its architect to retain, the services of the electrical and mechanical engineers engaged by Landlord for the Building or such other experienced engineers as are otherwise reasonably approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), as well as Landlord’s structural engineer if any portion of Tenant Expansion Premises Work affects structural components of the Building.  Even if any such architect or engineers may have been otherwise engaged by Landlord in connection with the Building, Tenant shall be solely responsible for the liabilities and expenses of all architectural and engineering services relating to the Tenant Expansion Premises Work (subject to reimbursement from the Expansion Premises Allowance as provided below) and for the adequacy and completeness of the Construction Documents submitted to Landlord.  Except as otherwise provided herein, the Construction Documents shall comply with the Building’s construction rules and regulations (but only to the extent provided to Tenant), including without limitation those designed to maintain a uniform exterior appearance of the Building.  A true, correct complete copy of the Building’s current construction rules and regulations in effect as of the Effective Date has been provided to Tenant via email prior to the Effective Date.  In the event of any inconsistency between the terms and conditions of the Building’s construction rules and regulations and this Expansion Premises Work Letter, the terms and conditions of this Expansion Premises Work Letter shall control.  Tenant shall be solely responsible for the timely preparation and submission to Landlord of the Construction Documents.  Landlord shall review and approve (such approval not to be unreasonably withheld, except that items that affect the structural elements or systems of the Building shall be subject to Landlord’s approval in Landlord’s sole discretion, and non-customary office/laboratory installations that are visible from the exterior of the Premises shall be subject to Landlord’s reasonable approval in Landlord reasonable discretion) (or provide reasonable (to the extent provided in the foregoing parenthetical) comments on) the Construction Documents, in a written response, within ten (10) Business Days after the same are delivered to Landlord, provided that Landlord reserves the right to extend such review period for an additional five (5) Business Days if reasonably required to review, or to cause Landlord’s third-party engineer(s) to review, any structural elements or other special elements of the Tenant Expansion Premises Work.  In the event that Landlord fails to respond within the time periods above, Tenant may deliver a second written notice, which second written notice shall include the following language in bold, 14-point font and all caps, “ATTENTION:  FAILURE BY LANDLORD TO RESPOND WITHIN THREE (3) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL CONSTITUTE DEEMED APPROVAL BY LANDLORD OF THE SUBJECT OF THIS NOTICE” (any such second written notice with such required language in bold, 14-point font and all caps, a “Deemed Approval Reminder”), and if Landlord fails to respond within three (3) Business Days of delivery of such Deemed Approval Reminder, then Landlord’s approval of the subject of such Deemed Approval Reminder shall be deemed granted.  Tenant shall promptly cause the Construction Documents to be corrected or revised to address Landlord’s reasonable (to the extent provided herein) comments and resubmitted to Landlord for its review and approval as provided above (provided that such period for review shall be five (5) Business Days and Landlord shall have no right to object to any previously approved component of the Construction Documents that is not materially affected by a change shown in the revised Construction Documents).

B.4Expansion Premises Allowance.  Landlord shall provide Tenant with an allowance in an amount not to exceed $7,125,000.00 (based on $190.00 per rentable square foot in the Expansion Premises) (such amount sometimes being referred to herein as the “Expansion Premises Allowance”) for the costs of constructing the Tenant Expansion Premises Work in the Expansion Premises for Tenant’s initial occupancy, provided that Tenant may apply up to twenty-five percent (25%) of the Expansion Premises Allowance (i.e., $1,781,250.00) (the “Existing Premises Costs Cap”) toward the costs of any improvement work to the Existing Premises (the “Tenant Existing Premises Work”), which Tenant Existing Premises Work shall be subject to the same terms and conditions hereunder with respect to the Tenant Expansion Premises Work.  The costs of the Tenant Expansion Premises Work and any Tenant Existing Premises Work (collectively, the “Tenant Work”), including, without limitation, the so-called soft costs of architectural and engineering fees and third-party project management fees with respect thereto, are collectively referred to herein as, the “Allowance Costs”.  All Tenant construction and design costs for the Premises in excess of the Expansion Premises Allowance, and all construction and design costs for the Existing Premises in excess of the Existing Premises Costs Cap, shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.  The Expansion Premises Allowance shall be disbursed as requisitioned by Tenant, but not more than one requisition per month.  Tenant may requisition not more than twenty percent (20%) of the Expansion Premises Allowance (i.e., $1,425,000.00) for the soft costs for the Tenant Work described above.  For each disbursement, Tenant shall submit a requisition package to Landlord prior to the first day of the month, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant and stating the applicable phase of the Tenant Work for which such costs were incurred and the square footage of the portion of the Premises being improved in such phase, and appropriate back-up documentation including, without limitation, customary AIA forms of progress payment certifications and lien releases for contractors charging more than $10,000 (in a customary form provided or reasonably approved by Landlord), and copies of paid invoices and bills.  Prior to commencing the Tenant Work, Tenant shall provide Landlord with an itemized budget for the Allowance Costs for Landlord’s review (but not approval), and Tenant’s construction schedule, including any phasing plan, for the Tenant Work.  If the total Allowance Costs for the Tenant Work are reasonably estimated to exceed the Expansion Premises Allowance, Landlord reserves the right to make pro-rata disbursements of the Expansion Premises Allowance for each requisition, in the ratio that the Expansion Premises Allowance bears to the total estimated Allowance Costs, subject to a final reconciliation of the Expansion Premises Allowance upon completion of the work.  In addition, in the event that Tenant performs the Tenant Work in phases, then for each such phase, Tenant may only requisition from a pro-rata portion of the Expansion Premises Allowance based on the percentage of the cost of the Tenant Work being performed in such phase, provided that Tenant may not requisition more than $190.00 per rentable square foot of the portion of the Premises being improved in any particular phase, until final completion of all Tenant Work and subject to final reconciliation of the Expansion Premises Allowance (for illustration purposes only, if Tenant elects to perform the Tenant Work in four phases, with each phase consisting of twenty-five percent (25%) of the cost of the Tenant Work, with the first phase improving 7,500 square feet of the Expansion Premises and each of the subsequent three phases improvement 10,000 square feet of the Expansion Premises, then Tenant may requisition only up to $1,425,000.00 during the first phase, and up to $1,781,250.00 during each subsequent phase, until and subject to a final reconciliation of the Expansion Premises Allowance upon completion of all Tenant Work.  It being acknowledged that some portions of the Tenant Work may cost more or less than $190 per rentable square foot, and Tenant shall nevertheless be entitled to the full amount properly requisitioned hereunder upon the final reconciliation (without giving effect to the $190 per rentable square foot cap described above)).  Landlord further reserves the right to fund the final ten percent (10%) of the Expansion Premises Allowance for each phase within thirty (30) days after Tenant’s submission to Landlord of the Close-Out Materials for such phase.  The “Close-Out Materials” shall mean the requisition package for the final amount of the Expansion Premises Allowance for such phase as provided above, together with (i) a final AIA certificate from Tenant’s architect evidencing substantial completion of the Tenant Expansion Premises Work for such phase in accordance with the approved Construction Documents, (ii) a set of “as built” or final record plans for such work, (iii) final lien waivers for such work from all contractors, subcontractors, and other parties who would be entitled to a lien on the Building if not paid, (iv) a certificate of occupancy for the Premises after the performance of such work, and (v) any other items required under the Building’s construction rules and regulations for closing out the particular work in question.  Tenant may use any portion of Expansion Premises Allowance up to the Existing Premises Costs Cap, toward the cost of the Tenant Existing Premises Work until the date that is twelve (12) months after the Expansion Premises Rent Commencement Date.  Tenant shall not be entitled to any unused portion of the Expansion Premises Allowance that is not requisitioned within thirty (30) months after the Expansion Premises Rent Commencement Date.  Landlord shall have no obligation to disburse any portion of the Expansion Premises Allowance at any time when there exists a Default under the Lease (or for so long as an event or condition has occurred which with notice and the passage of time would constitute such a Default), until such time as the Default

(or the event or condition) has been cured by Tenant, at which time the withheld disbursement for any valid requisition hereunder shall be made in accordance with the terms hereof.

B.5Tenant’s Performance of the Work.  The Tenant Work shall be performed and constructed by Tenant in accordance with the approved Construction Documents, in compliance with applicable laws, and the provisions of the Lease, including without limitation the terms and conditions of Section 6.2.4 thereof and the Building’s construction rules and regulations, using contractors reasonably acceptable to Landlord (provided that Landlord may reasonably designate specific contractors with respect to work affecting base building systems, and provided further that it shall be reasonable for Landlord to require any contractor or subcontractor performing work on or about the Premises or Building to employ union labor and any construction manager utilized by Tenant to be a union-associated construction manager).  Any structural work (to the extent, if any, required to reinforce portions of the floor of the Premises for Tenant’s filing rooms or similar uses requiring additional support) or other work affecting base building systems or areas outside the Premises shall be done only after obtaining Landlord’s reasonable prior approval of Construction Documents therefor and of the manner in which such work shall be performed, specifically including any Landlord requirements concerning access to adjacent tenant areas or Building core areas.  Landlord shall not be responsible for any aspects of the design or construction of the Tenant Expansion Premises Work, any Tenant Existing Premises Work or other Tenant installations in or about the Premises, the correction of any defects therein, or any delays in the completion thereof.  After the Construction Documents have been approved by Landlord, any change in the work shown thereon shall be made only after Tenant shall have submitted revised Construction Documents to Landlord for its review and approval in accordance with Paragraph B.3 above, provided that Landlord’s approval shall not be required for Minor Variations.   “Minor Variations” shall mean any modifications that are reasonably required: (i) to comply with all applicable legal requirements enacted after the date of this First Amendment and/or to obtain or to comply with any required permit, (ii) to comport with good design, engineering, and construction practices which are not material, or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Work; provided that such modifications do not affect any structural elements or systems of the Buildings and are not visible from the exterior of the Premises.  Notwithstanding the foregoing, Landlord’s prior approval shall not be required for design modifications visible from the exterior of the Premises that would otherwise qualify as Minor Variations, so long as the same are consistent with the aesthetic, quality and standard of the Building, and are not unsightly, offensive, improper, untoward or obscene, and do not involve political or moral matters and are otherwise content-neutral; provided, however, that Landlord shall have the right to require that Tenant remove any such visible modifications in the event of any such removal request or complaint by governmental authority or community action, or in the event of more than one such removal request or complaint by other tenants or occupants of the Building or surrounding neighborhood. If the Tenant Expansion Premises Work or any Tenant Existing Premises Work includes any structural or other special items, Tenant shall reimburse Landlord for the reasonable third party out-of-pocket costs incurred by Landlord in reviewing such items.  Tenant shall pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of the Tenant Work in an amount equal to 1.5% of the Expansion Premises Allowance; provided, however, that if Tenant elects for Landlord to manage the construction of the Tenant Work, then such fee shall instead be in an amount equal to 5% of the Expansion Premises Allowance.  In addition, Tenant shall pay to Landlord the costs of Building services or facilities (such as electricity, HVAC, fire alarm plug ins/outs, and cleaning) used by

Tenant in connection with its performance of the Tenant Work, in each case at Building standard rates charged to tenants generally; provided that there shall be no charge for freight elevator service.  Any such costs shall constitute Allowance Costs that may be requisitioned from time to time from the Expansion Premises Allowance as provided in Paragraph B.4.

B.6Construction Representatives.  Tenant hereby designates Dan Paquette to serve as Tenant’s Authorized Representative, who shall have full power and authority to act on behalf of Tenant on any matters relating to the Tenant Work.  Tenant may from time to time change the Tenant’s Authorized Representative or designate additional Tenant’s Authorized Representative(s) by written notice delivered to Landlord in accordance with the Lease.  Landlord hereby designates Nicole Looney to serve as Landlord’s Authorized Representative, who shall have full power and authority to act on behalf of Landlord on any matters relating to the Tenant Work.  Landlord may from time to time change the Landlord’s Authorized Representative or designate additional Landlord’s Authorized Representative(s) by written notice delivered to Tenant in accordance with the Lease.

Schedule B-1

Landlord / Tenant Responsibility Matrix

Description	Landlord	Tenant
SITEWORK
Telephone service to main demarcation room from local exchange carrier	X
Domestic sanitary sewer connection to street	X
Lab waste sewer connection to building tenant pH neutralization system, pro-rata R&M and monitoring costs	X
Base building pH neutralization system	X
Roof storm drainage	X
NStar primary and secondary electrical service	X
National Grid gas service	X
Domestic water service to Building	X
Fire protection water service to Building	X
STRUCTURE
Structural enhancements for specific Tenant load requirements		X
Structural framing dunnage above roof for Base Building equipment	X
Structural framing dunnage above roof for Tenant equipment (subject to Landlord review and approval).		X
Framed openings for Base Building utility risers	X
Framed openings for Tenant utility risers in addition to Base Building.		N/A
Miscellaneous metals items and/or concrete pads for Base Building equipment	X
ROOFING
Single ply EPDM roofing system with rigid insulation	X
Roofing penetrations for Base Building equipment/systems	X
Roofing penetrations for Tenant equipment/systems (If Applicable)		X
Walkway pads to Base Building equipment	X
Walkway pads to Tenant equipment (If Applicable)		X
Roofing alterations due to Tenant changes (If Applicable)		X
EXTERIOR
Building exterior consisting of masonry, panels and punched windows	X
Main Building entrances	X
Loading dock	X
COMMON AREAS
Accessible main entrance	X
First floor finished lobby	X
Upper level elevator lobbies on floors with multiple Tenants	X
Core area toilet rooms	X
Janitor’s closets in core areas	X
Primary demarcation room	X
ELEVATORS
Passenger elevator	X

WINDOW TREATMENT
Furnish and install Building standard blinds for all windows – Crestron Charcoal grey e screen 3% catalog #CSF-ESC01-03	X
TENANT AREAS
Perimeter framing and insulation		X
Finishes at inside face of exterior walls		X
Finishes at inside face at Tenant side of core partitions		X
Toilet rooms within Tenant Premises in addition to those provided by base building		X
Electrical closets within Tenant Premises		X
Tel/data rooms for interconnection with Tenant tel/data		X
Tenant kitchen areas		X
Modifications to core areas to accommodate Tenant requirements		X
Partitions, ceilings, flooring, painting, finishes, doors, frames, hardware, millwork, casework, equipment, and buildout.		X
Fixed or movable casework.		X
Laboratory Equipment including but not limited to biosafety cabinets, autoclaves, glasswashers.		X
Shaft enclosures for Base Building systems’ risers	X
The tenant will be allocated a pro-rata share of the allowable limits of Hazardous materials based on a single building control area	X
Freight elevator	X
Freight elevator repair and maintenance	X
FIRE PROTECTION
Fire service entrance including fire department connection, alarm valve, and flow protection	X
Core area distribution piping and sprinkler heads	X
Stair distribution piping and sprinkler heads	X
All run outs, drop heads, and related equipment within Tenant premises		X
Modification of sprinkler piping and head locations to suit Tenant layout and hazard index		X
Specialized extinguishing systems or containment for tenant areas		X
Fire extinguisher cabinets at core areas	X
Fire extinguisher cabinets in Tenant Premises		X
PLUMBING
Domestic water service with backflow prevention and Base Building risers	X
Domestic water distribution within Tenant Premises		X
Core restroom plumbing fixtures compliant with accessibility requirements and anticipated occupancy load.	X
Tenant restroom plumbing fixtures compliant with accessibility requirements (in addition to those provided by the Base Building)		X
Tenant metering and sub-metering at Tenant connection		X
Storm drainage system	X
Sanitary waste and vent service	X
Base building pH neutralization system	X
Lab waste and vent pipe distribution		X
Hot water generation for core restrooms	X
Non-potable Hot water generation for Tenant use		X
Compressed air pipe distribution in Tenant Premises for specific points of use		X

Central lab vacuum system and pipe risers		X
Lab vacuum pipe distribution in Tenant Premises for specific points of use		X
Tepid water generator and pipe risers	X
Tepid water pipe distribution in Tenant Premises		X
Manifolds, piping, and other requirements including cylinders, not specifically mentioned above		X
NATURAL GAS
Natural gas service to Building and piping to Base Building boilers	X
Natural gas service, pressure regulator and meter for Tenant equipment		X
Natural gas piping from Tenant meter to Tenant Premises or Tenant equipment area.		X
Natural gas pipe distribution within Tenant Premises		X
HEATING, VENTILATION, AIR CONDITIONING
HVAC chilled water stubbed within Tenant Premises. Landlord is providing the chiller. Distribution by the Tenant.		X
Building Management System (BMS) for core area and Landlord infrastructure	X
BMS (compatible with Landlord’s system) within Tenant Premises and Tenant infrastructure		X
HVAC Supply and exhaust consistent with non-lab tenant	X
LL to provide 100% outside air AHU designed to supply approx. 1.5 CFM/RSF of the Lab Premises (Lab/Office split of the Premises is anticipated to be 50/50)	X
Office portion of the Tenant Premises will be served by the existing chilled water system with piping to floor based on 1 ton/400 RSF of the Office area (based on Lab/Office split of 50/50).	X
Lab supply air distribution and Office 4-pipe fan coil units and ductwork, and all associated piping, by Tenant.		X
Central Lab Air Exhaust fans and energy recovery unit sections of the Air Handler unit. Sized at 1.5 cfm/rsf for the Lab space.	X
Lab exhaust distribution ductwork, terminal units, grilles and controls from base building riser ductwork.		X
HVAC hot water, at 150 degree supply water temperature, provided to the Premises for Tenant reheat and fan coil heating, at 45BTU’s/RSF.	X
Boiler capacity for hot water reheats at lab and office space	X
Electric reheats for office areas. Tenant can run off Landlord boiler for their heating, so we don’t anticipate a need for them to do VAV heat.		X
Hot water reheat distribution to reheat coils at Tenant space		X
Vertical supply air duct distribution	X
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.		X
Supply air duct distribution, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within core areas.	X
Roof mounted laboratory exhaust fans for specialty exhaust systems.		X
Vertical exhaust air duct risers for dedicated fume hood or specialty exhaust systems		X
Exhaust air duct distribution, exhaust air valves, equipment connections, insulation, air terminals, dampers, hangers, etc. within Tenant Premises.		X
General Exhaust for Tenant High Hazard Rooms		X
Restroom exhaust for core area restrooms	X
Restroom exhaust for restrooms within Tenant Premises		X

Electric room ventilation system for Base Building electrical closets	X
Electric room ventilation system for electrical closets within Tenant premises		X
Additional/ dedicated cooling for Tenant requirements.		X
ELECTRICAL
Electrical utility service to switchgear in main electrical vault	X
6 W/RSF for the 50% of the Premises assumed to accommodate office and 12 W/RSF for the 50% of the Premises assumed to accommodate Lab.	X
Distribution of Standby Power from the LL Provided EP Panel to Tenant Premises.	X
Automatic transfer switch and control wiring for standby generator start circuit for Tenant.	X
Optional standby power Generator and transfer switch with sound attenuation		X

Standby Generator for Tenant Use with an allocation of 5 watts/RSF of the lab portion of the Premises. Landlord to provide Emergency Panel at a designated area for Tenant to connect to and deliver the Premises.

X
Standby power distribution within Tenant Premises		X
Lighting and power distribution for core areas	X
Lighting and power distribution for Tenant Premises		X
Check Meter for Tenant power		X
Common area life safety emergency lighting/signage	X
Tenant Premises life safety emergency lighting/signage		X
Tenant panels, transformers, etc. in addition to Base Building		X
Tenant UPS system, battery backup, and associated equipment/distribution		X
FIRE ALARM
Base Building addressable fire alarm system with devices in core areas	X
Fire alarm sub panels and devices for Tenant Premises with integration into Base Building system		X
Alteration to fire alarm system to facilitate Tenant program		X
TELEPHONE/DATA
Underground local exchange carrier service to primary demarcation room in basement	X
Tel Data Riser Conduit from demark to each floor	X
Tenant tel/data rooms		X
Pathways from demarcation room directly into Tenant tel/data rooms		X
Tel/Data cabling from demarcation room Tenant tel/data room.		X
Fiber optic service for Tenant use		X
Tel/data infrastructure including but not limited to servers, computers, phone systems, switches, routers, MUX panels, equipment racks, ladder racks, etc.		X
Provisioning of circuits and service from service providers		X
Audio visual systems and support		X
Station cabling from Tenant tel/data room to all Tenant locations, within the suite and exterior to the suite, if needed		X
SECURITY
Card access at Building entries	X
Card access into or within Tenant Premises		X

Schedule B-2

Requirements for Construction Documents for Tenant Work

1.Preparation of Construction Documents. The Construction Documents shall include all architectural, mechanical, electrical, fire protection, plumbing and structural drawings and detailed specifications for the Tenant Work, as applicable, and shall show and/or specify all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and other components of the Building as well as any re-balancing and re-commissioning scope that is necessary to address Base Building systems affected by the Tenant Work. Where the Tenant Work interfaces with Base Building, the Tenant Work design shall visually integrate with the Base Building in a manner and with materials and finishes that are compatible with the Base Building in that area. Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision. The Construction Documents shall include but not be limited to:

(a)Major Work Information: A list of any items or matters which might require structural modifications to the Building, including but not limited to the following:

(1)	Location and details of special floor areas exceeding the applicable floor load for such area of the Building;
(2)	Location and weights of storage files, batteries, HVAC units and technical areas;
(3)	Location of any special soundproofing requirements;
(4)	Existence of any extraordinary HVAC requirements necessitating perforation of structural members; and
(5)	Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b)Plans Submission: Two (2) blackline drawings and one (1) CAD disk (subject to Tenant’s architect’s and its consultants’ and subconsultants’ reasonable conditions for re-use) showing all architectural, mechanical and electrical systems, including cutsheets (where reasonably requested by Landlord), specifications and the following:

CONSTRUCTION PLANS:

(1)All partitions shall be shown; indicate ratings of all partitions; indicate all non-standard construction and details referenced;

(2)	Dimensions for partition shall be shown to face of drywall; critical tolerances and ± dimensions shall be clearly noted;
(3)	All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1)	Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and
(2)	Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches,

down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELECTRICAL EQUIPMENT PLAN:

(1)	All telephone outlets required;
(2)	All electrical outlets required; note non-standard power devices and/or related equipment;
(3)	All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;
(4)	Location of telecommunications equipment and general layout of conduits; and
(5)

Components and design of antennas, if any, (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment, to the extent known or based on information provided by Landlord.

DOOR SCHEDULE:

(1)	Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and
(2)	Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1)	Areas requiring special temperature and/or humidity control requirements;
(2)	Heat emission of equipment (including catalogue cuts where reasonably required by Landlord or, where unavailable, based on engineer’s assumptions therefor), such as CRTs, copy machines, etc.;
(3)	Special exhaust requirements for conference rooms, pantry, toilets, etc.; and
(4)	Any extension of system beyond demised space.

ELECTRICAL:

(1)	Special lighting requirements;
(2)	Power requirements and special outlet requirements of equipment;
(3)	Security requirements;
(4)	Supplied telephone equipment and the necessary space allocation for same;
(5)	Any extensions of tenant equipment beyond demised space; and
(6)	Load study confirming compliance with the leased space’s allowable watts per square foot.

PLUMBING:

(1)	Remote toilets;
(2)	Pantry equipment requirements;
(3)	Remote water and/or drain requirements such as for sinks, ice makers, etc.; and
(4)	Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment, if any, showing location and elevations of all equipment.

SPECIAL SERVICES:

Equipment cuts (where reasonably requested by Landlord), power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

2.Plan Requirements. The Construction Documents shall be fully detailed and fully coordinated with each other and with the Base Building design, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including special construction details and finish schedules. Tenant and its architect shall be solely responsible for ascertaining all existing field conditions; provided that Landlord agrees to provide any plans in Landlord’s files. Any plans in Landlord’s files, if any, that are provided to Tenant shall be without any representation or warranty. All drawings shall be uniform size, shall incorporate the standard electrical and plumbing symbols, and be at a scale of 1/8” = 1’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for performing Landlord review, securing a building permit, pursuing construction pricing, and performing construction. All equipment and installations shall be made in accordance with standard materials and procedures unless a deviation outside of industry standards is shown on the Construction Documents and approved by Landlord. To the extent practicable, a concise description of products, acceptable substitutes (if any), and installation procedures and standards shall be provided to the extent customary. Product cuts (where reasonably requested by Landlord) must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

3.Change Orders. The Construction Documents shall not be changed or modified by Tenant after approval by Landlord (except for Minor Variations thereto) without the further approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed as provided in the Lease.

Schedule B-3

Landlord’s Construction Plans

Those certain Construction Documents entitled “645 Summer Street Core & Shell Upgrade For Akuous”, dated December 4, 2020, prepared by Jacobs.

EXHIBIT C

LETTER OF CREDIT REQUIREMENTS

This Exhibit is attached to and made a part of the First Amendment to Lease (“First Amendment”) by and between OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and AKOUOS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 645 Summer Street, Boston, MA 02210.  Capitalized terms used but not defined herein shall have the meanings given in the First Amendment.

The Expansion Premises Letter of Credit (as defined in the First Amendment) shall be for the amount set forth in Section 10 of the First Amendment.  The Expansion Premises Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord and has an office in Boston, Massachusetts or New York, New York that accepts requests for draws on the Expansion Premises Letter of Credit, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Expansion Premises Letter of Credit stating that the Landlord is entitled to draw on the Expansion Premises Letter of Credit pursuant to the terms of the Lease and a draw request in the bank’s form together with the original letter of credit, (iii) shall be payable to Landlord and shall be freely transferable to a successor landlord or mortgage lender without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least thirty (30) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord.  Notwithstanding the foregoing, the term of the Expansion Premises Letter of Credit for the final period shall be for a term ending not earlier than the date thirty (30) days after the last day of the Term.  In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Expansion Premises Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Exhibit within thirty (30) days after Landlord’s notice of such event.

Landlord shall be entitled to draw upon the Expansion Premises Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Expansion Premises Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Expansion Premises Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit.  Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Expansion Premises Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against

C-1

Tenant.  Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Expansion Premises Letter of Credit drawn in excess of the amount applied by Landlord to cure any default (beyond applicable notice and cure periods) of Tenant shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease.  Any cash security deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon.  If Tenant shall fail to perform any of its obligations under the Lease beyond any applicable notice and cure periods, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure.  After any such application by Landlord of the Expansion Premises Letter of Credit or cash security deposit, as the case may be, Tenant shall reinstate the Expansion Premises Letter of Credit to the amount originally required to be maintained under the Lease, upon demand (and if any excess amounts were drawn by Landlord, Landlord shall immediately return such amounts to Tenant following Tenant’s reinstatement of the Expansion Premises Letter of Credit).  Within thirty (30) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the New Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with the terms of the Lease, the Expansion Premises Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest, less any amounts necessary to cure any outstanding Tenant defaults.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Expansion Premises Letter of Credit and any cash security deposit to the transferee.  Upon such transfer and assumption of Landlord’s obligations by the transferee, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security.  The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee.  Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Expansion Premises Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

C-2

EXHIBIT D

FORM OF NOTICE OF LEASE

This Exhibit is attached to and made a part of the First Amendment to Lease (“First Amendment”) by and between OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and AKOUOS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 645 Summer Street, Boston, MA 02210.  Capitalized terms used but not defined herein shall have the meanings given in the First Amendment.

[See Attached]

D-1

notice of lease

Notice is hereby given, pursuant to the provisions of Chapter 183, Section 4 of the General Laws of Massachusetts, of the following lease (the “Lease”).

Address of Property: 645 Summer Street, Boston, MA

DATE OF LEASE EXECUTION:  December 28, 2018, as amended by that certain First Amendment to Lease with a  date of execution of ___________, 2021 (the “First Amendment”).

landlord: OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company

TENANT:  AKOUOS, INC., a Delaware corporation

description of DEMISED premises:    The demised Premises consists of approximately 75,000 rentable square feet in the aggregate, consisting of (i) the entire southern half of the second (2nd) floor of the building located at 645 Summer Street, Boston, Massachusetts (the “Building”), containing approximately 37,500 rentable square feet (the “Existing Premises”) and (ii) the entire southern half of the first (1st) floor of the Building, containing approximately 37,500 rentable square feet (the “Expansion Premises”).  The demised Premises are located on parcels of land more particularly described in an assignment of ground lease recorded with the Suffolk Registry of Deeds on October 3, 2019, in Book 61844, Page 194, and filed for registration with the Suffolk Registry District of Land Court on October 3, 2019 as Document No. 899129, Certificate of Title No. 77533.

term OF LEASE:  The term of the Lease commenced on November 20, 2019 with respect to the Existing Premises, and will commence on the Expansion Premises Commencement Date with respect to the Expansion Premises, and shall continue until the last day of the one hundred twentieth (120th) full calendar month following the Expansion Premises Rent Commencement Date (as defined in the First Amendment, and which shall occur no later than nine (9) months after the Expansion Premises Commencement Date as provided therein) with respect to both the Existing Premises and the Expansion Premises (the “New Expiration Date”), plus any exercised extension period, as described below.

EXPANSION PREMISES COMMENCEMENT DATE:  Expansion Premises Commencement Date shall mean the later of (i) April 1, 2021 and (ii) the date on which Landlord delivers the Expansion Premises in the condition required under the First Amendment.

RIGHT OF EXTENSION OR RENEWAL: Tenant has the right to extend the Term of the Lease beyond the New Expiration Date for one additional five (5) year period, in accordance with the First Amendment.

RIGHT OF FIRST OFFER:  Tenant has a “right of first offer” for Available Space, as such right is more particularly described in Section 2.3 of the Lease.

OTHER PROVISIONS: The Lease contains additional rights, terms and conditions not enumerated in this instrument.  This instrument is executed pursuant to the provisions of the Lease and shall not vary or increase the rights, terms and conditions of the Lease, or create any new rights, terms or conditions.  Any inconsistency between the terms of the Lease and this instrument shall be resolved in favor of the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

[page ends here – signature page to follow]

EXECUTED under seal as of the ___th day of _____________, 2021.

LANDLORD OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company By:_________________________________ Name: Title: By:_________________________________ Name: Title:

TENANT

AKOUOS, INC.,

a Delaware corporation

By:_________________________________

Name: Emmanuel Simons, PhD, MBA

Title: Chief Executive Officer

By:_________________________________

Name: Karoline K. Shair, PhD, JD

Title: Secretary

EXHIBIT E

FORM OF SNDA

This Exhibit is attached to and made a part of the First Amendment to Lease (“First Amendment”) by and between OPG MP PARCEL OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and AKOUOS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 645 Summer Street, Boston, MA 02210.  Capitalized terms used but not defined herein shall have the meanings given in the First Amendment.

[See Attached]

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Benjamin R. Unger, Esq.

SUBORDINATION, NON-DISTURBANCE
     AND ATTORNMENT AGREEMENT

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of the _____ day of ___________, 2021, between TD BANK, N.A., a national banking association, having an office at 200 State Street, 8th Floor, Boston, Massachusetts 02110 (the “Lender”), and AKOUOS, INC., a Delaware corporation, with offices at 645 Summer Street, Boston, MA 02210 (the “Tenant”).

R E C I T A L S:

WHEREAS, Tenant has entered into a Lease, dated as of December 28, 2018 (the “Original Lease”), with Boston Harbor Industrial Development LLC, a Delaware limited liability company (the “Original Landlord”).  The Lease has been assigned to OPG MP Parcel Owner (DE) LLC, a Delaware limited liability company, as successor landlord (the “Landlord”).  Landlord and Tenant entered into that certain First Amendment to Lease dated as of January ____, 2021 (the “First Amendment”; the First Amendment together with the Original Lease, collectively the “Lease”), notice of the Lease is being recorded herewith.  The Lease covers certain premises more fully described in the Lease (the “Premises”), which Premises are a part of that the real property known 645 Summer Street, Boston, Massachusetts (the “Property”), which Property is more fully described on Schedule A attached hereto; and

WHEREAS, Lender has made a mortgage loan (the “Mortgage Loan”) to Landlord, as borrower, which Mortgage Loan is evidenced by a Mortgage Note dated as of the 2nd day of October, 2019 (the “Mortgage Note”), and is secured by a Leasehold Mortgage and Security Agreement (the “Mortgage”) and an Assignment of Leases and Rents (the “Assignment”), each of which is dated as of the 2nd day of October, 2019.  The Mortgage is recorded with the Suffolk County Registry of Deeds in Book 61844, Page 199 and filed with the Suffolk Registry District of Land Court as Document No. 899130, Certificate of Title Nos. 77533 and 77534, encumbering the Property.

WHEREAS, Tenant desires to be able to obtain the advantages of the Lease and the occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Tenant confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, promise, covenant and agree as follows:

1.The Lease and all estates, rights, options, liens and charges therein contained or created thereunder are and shall be subject and subordinate to the lien of the Mortgage insofar as it affects the real and personal property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, and to all advances made or to be made thereunder, to the full extent of amounts secured thereby and interest thereon.

2.In the event Lender takes possession of the Property, as mortgagee-in-possession or otherwise, or forecloses the Mortgage or otherwise causes the Property to be sold pursuant to the Mortgage or a deed in lieu of foreclosure, Lender for itself and Successor Landlords agrees not to affect, terminate or disturb Tenant’s right to quiet enjoyment and possession of the Premises under the terms of the Lease or any of Tenant’s other rights under the Lease so long as Tenant is not then in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice, grace and cure periods set forth in the Lease.

3.In the event that Lender succeeds to the interest of Landlord under the Lease and/or Landlord’s leasehold interest in the Property, or if anyone else acquires Landlord’s leasehold interest in the Property or the right to possession of the Property upon the foreclosure of the Mortgage or by other sale pursuant to the Mortgage or deed in lieu of foreclosure, or upon the sale of the Property by Lender or its successors or assigns after foreclosure or other sale pursuant to the Mortgage or acquisition of title in lieu thereof or otherwise, Lender or its successors or assigns or the then owner or holder of Landlord’s leasehold interest in the Property after foreclosure or other sale pursuant to the Mortgage (hereinafter collectively referred to in this paragraph as “Successor Landlord”) and Tenant hereby agree to recognize one another as landlord and tenant, respectively, under the Lease and to be bound to one another under all of the terms, covenants and conditions of the Lease, and Successor Landlord shall assume all of the obligations of Landlord under the Lease.  Accordingly, from and after such event, Successor Landlord and Tenant shall have the same remedies against each other for the breach of an agreement contained in the Lease as Tenant and Landlord had before Successor Landlord succeeded to the interest of the Landlord; provided, however, that Successor Landlord shall not be:

(a)	liable for any act or omission of any prior landlord (including Landlord), except that Successor Landlord will be responsible to cure any default or failure to perform by any prior landlord that is of a continuing nature after the Successor Landlord succeeds to Landlord’s (or any prior landlord’s) interest under the Lease, so long as Tenant shall have given Landlord notice or gives Successor Landlord notice regarding such default or failure to perform; or

(b)	subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord), except for offsets or defenses related to a continuing default, so long as Tenant (i) notified Lender or notifies Successor Landlord of the state of facts or circumstances under which such offset or defense arose, (ii) notifies Successor Landlord in writing of such continued default on or after the date Successor Landlord succeeds to the interest of Landlord (or any prior landlord) under the Lease and (iii) provides Successor Landlord with the same opportunity to cure such continuing default as provided to Landlord under the Lease (it being understand that Landlord shall remain liable for such damages until Successor Landlord is liable for the same hereunder); or

(c)	bound by any rent or additional rent that Tenant might have paid for more than one month in advance to any prior landlord (including Landlord), unless actually received by Lender or Successor Landlord; or

(d)	Liable for return of any security deposit, unless actually received by Lender or Successor Landlord.

4.Although the foregoing provisions of this Agreement shall be self-operative, Tenant agrees to execute and deliver to Lender or to any person to whom Tenant herein agrees to attorn, such other commercially reasonable instrument or instruments as Lender or such other person shall from time to time request in order to confirm such provision.

5.Tenant hereby warrants and represents, covenants and agrees to and with Lender:

(a)to deliver to Lender at the addresses provided for in this Agreement a duplicate of each notice of default delivered to Landlord at the same time as such notice is given to Landlord; provided that Tenant shall not be in default or have any liability to Lender for failing to deliver to Lender such duplicate notice; provided, further, that no such notice shall be effective against Lender or any Successor Landlord unless so given to Lender;

(b)that Tenant is now the sole owner of the leasehold estate created by the Lease and shall not hereafter transfer the Lease except as permitted by the terms thereof;

(c)not to seek to terminate the Lease by reason of any default of Landlord without prior written notice thereof to Lender and the lapse thereafter of such time as under the Lease was offered to Landlord in which to remedy the default, and the lapse of 30 days after the expiration of such time as Landlord was permitted to cure such default;

(d)not to pay any rent or other sums due or to become due under the Lease more than 30 days in advance of the date on which the same are due or to become due under the Lease; provided that Tenant shall not be in default for paying rent or other sums further in advance of the aforementioned time periods; provided, further, that any amounts paid by Tenant more than 30 days in advance of the date due and payable shall not be effective against Lender or any Successor Landlord unless actually received by Lender or such Successor Landlord;

(e)to certify promptly in writing to Lender in connection with any proposed assignment of the Mortgage, whether or not, to Tenant’s knowledge, any default on the part of Landlord then exists under the Lease; and

(f)upon receipt from Lender (or purporting to be from Lender) of notice of any default by Landlord under the Mortgage or the Assignment and demanding payments be made to Lender, to pay to Lender in accordance with such notice all rent and other sums due under the Lease.  Tenant shall have the right to rely on and comply with any notice purportedly from Lender, and shall have no obligation to investigate the accuracy of such notice or the assertions made therein.  By making any payments to Lender in accordance with any such notice, Tenant shall be deemed to have satisfied all such payment obligations to Landlord under the Lease.

6.This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

7. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the Property is located.

8.Tenant agrees that:

(a)neither the officers, nor the directors, employees, agents or shareholders of Lender shall be personally liable hereunder; and

(b)tenant and all others shall look solely to the interest of Lender in the Property for the payment of any claim hereunder or for the performance of any obligation, agreement, contribution or term to be performed or observed by it hereunder or under the Security Instrument of any other agreement or document securing or collateral to the Security Instrument.

9. Lender’s address for notices shall be:

TD Bank, N.A.

200 State Street, 8th Floor

Boston, MA 02109

Attention: Steven Fessenden

with a copy to:

Nutter, McClennen & Fish, LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210-2604

Attention: Matthew J. Gaughan, Esq.

Tenants address for notices shall be:

Akouos, Inc.

645 Summer Street

Boston, MA 02210

Attention: Karoline K. Shair, Chief Legal Officer

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LENDER:

TD BANK, N.A.

By: _________________________

Name:

Title:

TENANT:

AKOUOS, INC.,

a Delaware corporation

By: _________________________

Name: Emmanuel Simons, PhD, MBA

Title: Chief Executive Officer

By: _________________________

Name: Karoline K. Shair, PhD, JD

Title: Corporate Secretary

Landlord:

OPG MP Parcel Owner (DE) LLC,

a Delaware limited liability company

By: _________________________

Name:

Title:

ACKNOWLEDGMENTS

COMMONWEALTH OF MASSACHUSETTS)

) ss.:

COUNTY OF SUFFOLK)

On this ___ day of __________, 2021, before me, the undersigned notary public, personally appeared __________________________, in his/her capacity as a ________________________ of TD Bank, N.A., and not individually, who proved to me through satisfactory evidence of identification, which was _________________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose as a ________________________ of TD Bank, N.A.

Notary Public

My commission expires:

STATE/COMMONWEALTH OF ______________________)
) ss.:
COUNTY OF _______________________)

On this ___ day of __________, 2021, before me, the undersigned notary public, personally appeared __________________________, in his/her capacity as a ________________________ of _________________________, and not individually, who proved to me through satisfactory evidence of identification, which was _________________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose as a ________________________ of OPG MP Parcel Owner (DE) LLC.

Notary Public

My commission expires:

STATE/COMMONWEALTH OF ______________________)
) ss.:

COUNTY OF _______________________)

On this ___ day of __________, 2021, before me, the undersigned notary public, personally appeared Emmanuel Simons, in his/her capacity as the President of Akouos Inc., and not individually, who proved to me through satisfactory evidence of identification, which was _________________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose as the President of Akouos, Inc., as the voluntary act of said corporation.

Notary Public

My commission expires:

STATE/COMMONWEALTH OF ______________________)
) ss.:
COUNTY OF _______________________)

On this ___ day of __________, 2021, before me, the undersigned notary public, personally appeared Karoline K. Shair, in his/her capacity as the Corporate Secretary of Akouos, Inc., and not individually, who proved to me through satisfactory evidence of identification, which was _________________________________, to be the person whose name is signed on the preceding or attached document and acknowledged to me that he/she signed it voluntarily for its stated purpose as the Corporate Secretary of Akouos, Inc., as the voluntary act of said corporation.

Notary Public

My commission expires:

SCHEDULE A

Legal Description

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thence North 50° 42' 05" West by said Parcel 2 to the intersection of Parcel 2 and Parcel 4 hereinafter described;

thence by Parcel 4 the two following courses and distances;

North 49° 01' 00" West, 447.75 feet;

North 40° 59' 00" East crossing the Pierhead and bulkhead line 389.83 feet;

Thence by lands now or formerly of the United States of America the five following courses and distances;

South 49° 01 00' East 560.89 feet;

North 39° 15' 37" East, 1003.44 feet;

by a curve to the left having a radius of 175.00 feet, an arc distance of 124.04 feet;

North 1° 21' 04' West, 155.76 feet;

North 49° 02' 01" West, 45.06 feet to a point in the southerly corner of land now or formerly of Margaret M. Mahoney;

thence North 40° 57' 59" East, along said Mahoney land, 50.00 feet to the point of beginning.

Said Premises are shown as Parcel 1 on said Plan except for that portion of Lot 9 below Extreme Low Water as shown on said Plan which is excluded herefrom (which is also shown on a plan attached to a notice of amendment of Lease by and between Massachusetts Port Authority and Boston Harbor Industrial Development Corp. dated November 19, 1985, filed with the Suffolk Registry District of the Land Court.)

PARCEL 2

Beginning at a point in the northerly line of East First Street and the southeasterly corner of land now or formerly of Mente & Co. Inc.

thence North 40° 59' 00" East, 156.60 feet;

thence North 49° 01' 00" West by said Mente & Co. Inc. land and land now or formerly of Frederick W. Bryon, 146.00 feet to a point in line of lands now or formerly of Paul V. Adams Trucking, Inc.;

thence North 40° 59' 00" East along said land, 80.00 feet;

thence North 49° 01 00" West by said land, 187.64 feet to a point in line of land of Parcel No.3 hereinafter described;

thence North 40° 59' 00" East by Parcel 3 and 4, 635.95 feet;

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thence South 50° 42' 05" East by Parcel 1, to the extreme low water line as shown on said Plan;

thence by said extreme low water line to the northwesterly line of Dorchester Street;

thence South 40° 59' 40" West along said Dorchester Street, to land now or formerly of J.P. & S. Realty Corp.;

thence by said land, the following four (4) courses and distances:

North 47° 00' 20" West, 183.11 feet;

South 40° 59' 40" West, 125.00 feet;

South 69° 03' 00" West, 127.57 feet;

South 40° 59' 40" West, 485.00 feet to a point in the northerly line of East First Street;

thence South 88° 41' 10" West along said northerly line of East First Street, 87.55 feet to the point of beginning.

Said premises are shown as Parcel 2 on said plan except for that portion of Lot 9 below Extreme Low Water as shown on said plan which is excluded herefrom (which is also shown on a plan attached to a notice of amendment of Lease by and between Massachusetts Port Authority and Boston Harbor Industrial Development Corp. dated November 19, 1985, filed with the Suffolk Registry District of the Land Court.) File No: 1321-0440

PARCEL 3

Beginning at a point, said point being the intersection of the Easterly side line of "E" Street, and the Northerly side line of West First Street, thence running North 40° 59' 00" East by the Easterly side line of said "E" Street, a distance of 313.40 feet to a point; thence turning and running South 49° 01' 00", East 654.00 feet to a point; thence turning and running South 40° 59' 00" West 313.40 feet, to a point on the Northerly side line of West First Street; thence turning and running North 49° 01' 00" West a distance of 654.00 feet, to the point of beginning.

PARCEL 4

Beginning at a point on the easterly side line of "E" Street, said point being 313.40 feet distant from the intersection of the easterly side line of "E" Street and the northerly side line of West First Street;

thence running North 40° 59' 00" East by the easterly side of said "E" Street, a distance of 1012.38 feet to a point;

thence turning and running South 49° 01' 00" East bounded by land of the Government (United States Naval Station), 206.25 feet to a point;

thence turning and running South 40° 59' 00" West bounded by Parcel 1, 389.83 feet to a point;
thence turning and running South 49° 01' 00" East bounded by Parcel 1, 447.75 feet to a point;

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thence turning and running South 40° 59' 00" West, 622.55 feet to the southeasterly corner of Parcel 3;

thence turning and running North 49° 01' 00" West by Parcel 3, 654.00 feet to the point of beginning.

Parcels 1 and 2 being a portion of the premises conveyed to Massachusetts Port Authority by deed recorded with Suffolk Deeds Book 8000, Page 573; and Parcels 3 and 4 being the same premises conveyed to Massachusetts Port Authority by deed recorded with said Deeds Book 7965, Page 543.

Included in Parcels 1, 2, and 4 are building properties commonly known as and respectively numbered 643, 645, 647, 649, 651 and 653 Summer Street, in said Boston. Parcel 3 is commonly known and numbered 300 West First Street, in said Boston.

Included in the foregoing are the premises described in that certain Amended Notice of Amended, Restated and Consolidated Ground Lease dated July 3, 2014 recorded with said Deeds Book 53189, Page 102 and filed as Document No. 832844.

Including license rights in that certain parcel of land shown on a plan entitled "SKETCH PLAN OF LAND SHOWING FUTURE LAND SWAP ASSOCIATED WITH CYPHER ST ALIGNMENT, SOUTH BOSTON, MA" prepared by Massport Survey Unit, dated June 6, 2014, and further described as:

Beginning at the southeasterly corner of the parcel at land now or formerly Bard at Road 4,
Thence N49-18-52W, a distance of 146.00 feet,
Thence S40-41-08W, a distance of 44.97 feet, said last two courses by said land of Bard,
Thence S49-15-05E, a distance of 146.04 feet,
Thence S40-44-30W, a distance of 44.80 feet by Road 4, to the point of the beginning.

Exhibit A (Land Court References)

Parcels 1, 2, and 3 as shown on a plan entitled "Boston Harbor Industrial Park" by BSC Group Surveying & Mapping Inc., dated November 9, 1977, as last revised March 5, 1990 and recorded in Book 16188, Page End. Excepting from Parcels 1 and 2 that portion of Lot 9 as shown on said plan located below extreme low water mark as shown on said plan. Included within the above described land are parcels or portions of parcels of Registered Land as follows:

CTF 77534 →

A. Lot 1 on Land Court Plan 3700-D; Lot B on Land Court Plan 5621-A; C+f 8070
B. Parcel shown on Land Court Plan 9299-A; C+f - 15400
C. Parcel shown on Land Court Plan 10063-A; C+f . 16977
D. Lots B-1 and B-2 on Land Court Plan 13427-C; and C+f - 40142
E. Lot A on Land Court Plan 13427-B. C+f - 35270

Excepting from the above described registered land parcels are lots 1, 2, 3 and 4 as shown on Land Court Plan 10063B.

4484467.7

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